                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of
                         Premisys Communications, Inc.
                                       at
                              $10.00 Net Per Share
                                       by
                            Zhone Acquisition Corp.
                          a wholly owned subsidiary of
                            Zhone Technologies, Inc.
-------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED PURSUANT TO THE OFFER, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (THE "SHARES"), OF PREMISYS COMMUNICATIONS, INC. (THE "COMPANY"), REPRESENTING AT LEAST 75% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED AND
(3) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 20, 1999, BY AND AMONG ZHONE TECHNOLOGIES, INC. ("PARENT"), ZHONE ACQUISITION CORP. ("PURCHASER") AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT, THE COMPANY OPTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates evidencing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Dealer Manager or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE FIRST BOSTON LOGO]

October 27, 1999

                               TABLE OF CONTENTS


INTRODUCTION.....................................................      1
1.   Terms of the Offer..........................................      3
2.   Acceptance for Payment and Payment for Shares...............      5
3.   Procedure for Tendering Shares..............................      6
4.   Withdrawal Rights...........................................      9
5.   Certain United States Federal Income Tax Consequences.......     10
6.   Price Range of Shares; Dividends............................     11
7.   Effects of the Offer on the Market for the Shares; Stock
       Quotations; Registration Under the Exchange Act...........     11
8.   Certain Information Concerning the Company..................     12
9.   Certain Information Concerning Parent and Purchaser.........     15
10.  Source and Amount of Funds..................................     16
11.  Background of the Offer; Past Contacts, Transactions or
       Negotiations with the Company.............................     17
12.  Purpose of the Offer and the Merger; Plans for the
       Company...................................................     19
13.  Merger Agreement, Company Option Agreement and Stockholders
       Agreement.................................................     22
14.  Dividends and Distributions.................................     32
15.  Certain Conditions of the Offer.............................     33
16.  Certain Regulatory and Legal Matters........................     35
17.  Fees and Expenses...........................................     37
18.  Miscellaneous...............................................     37

ANNEX I-- Certain Information Concerning the Directors and Executive Officers of
         Parent and Purchaser

ANNEX II--Section 262 of the General Corporation Law of the State of Delaware

To the Holders of Common Stock of
Premisys Communications, Inc.:

                                  INTRODUCTION

    Zhone Acquisition Corp., a Texas corporation ("Purchaser") and a wholly owned subsidiary of Zhone Technologies, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Premisys Communications, Inc., a Delaware corporation (the "Company"), at a purchase price of $10.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). All references to the Shares in this Offer to Purchase include the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of September 18, 1998, as amended on October 20, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

    Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Stockholders who hold shares through their bank or broker should consult with them as to whether they charge any service fees. Purchaser will pay all fees and expenses of Credit Suisse First Boston Corporation ("CSFBC"), which is acting as the Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), D.F. King & Co., Inc., as the Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C., as the Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17 of this Offer to Purchase.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED), THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE COMPANY OPTION AGREEMENT (AS HEREINAFTER DEFINED) AND THE STOCKHOLDERS AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED PURSUANT TO THE OFFER, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES REPRESENTING AT LEAST 75% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15 OF THIS OFFER TO PURCHASE.

    IN ORDER TO INDUCE PARENT AND PURCHASER TO ENTER INTO THE MERGER AGREEMENT, RAYMOND C. LIN, THE CHAIRMAN OF THE COMPANY BOARD, NICHOLAS J. WILLIAMS, THE COMPANY'S PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND BORIS J. AUERBUCH, THE COMPANY'S FORMER CHIEF TECHNICAL OFFICER (THE "SELLING STOCKHOLDERS"), BENEFICIALLY OWNING IN THE AGGREGATE 1,178,869 SHARES (INCLUDING 548,605 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS AFTER OCTOBER 20, 1999), REPRESENTING APPROXIMATELY 4.7% OF THE SHARES, HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 20, 1999 (THE "STOCKHOLDERS AGREEMENT") WITH PARENT AND PURCHASER PURSUANT TO WHICH THE SELLING STOCKHOLDERS HAVE AGREED TO TENDER AND SELL ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

    Broadview International LLC ("Broadview") has delivered to the Company Board its opinion that, as of the date of such opinion, the Offer Price was fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Company's Schedule 14D-9") which is being distributed to the Company's stockholders. Stockholders are urged to read the written opinion of Broadview dated October 20, 1999 in its entirety and the discussion thereof in the Company's Schedule 14D-9, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Broadview in connection with the opinion.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 20, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Texas Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), the Company will be merged with and into Purchaser (the "Merger"). Following consummation of the Merger, Purchaser will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. Notwithstanding the foregoing, the Merger Agreement provides that Parent may elect at any time prior to the Merger to merge Purchaser with and into the Company instead of merging the Company with and into Purchaser as provided above, in which case the Company would be the Surviving Corporation. See Section 13 of this Offer to Purchase.

    At the effective time of the Merger (the "Effective Time"), by virtue of the Merger and without any action on the part of the Company, Parent or Purchaser, each issued and outstanding Share (other than Shares owned directly or indirectly by the Company, Parent or Purchaser, any subsidiary of Parent, any wholly owned subsidiary of the Company or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")) will be converted into and represent the right to receive $10.00 (or such other price that may be paid for each Share pursuant to the Offer, if amended) in cash, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such converted Shares shall no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares will, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive in cash the Merger Consideration upon the surrender of the certificate representing such Shares. Pursuant to the Merger Agreement, the Company will not tender Shares held by the Company in the Offer. All Shares that are owned directly or indirectly by the Company, Parent, Purchaser or any subsidiary of Parent at the Effective Time will be canceled, and no consideration will be delivered in exchange therefor. See Section 5 of this Offer to Purchase for a description of certain tax consequences of the Offer and the Merger and Section 13 of this Offer to Purchase with respect to the Merger.

    The Company has advised Parent and Purchaser that, as of October 15, 1999,
(i) 24,215,117 Shares were validly issued and outstanding, fully paid and non-assessable and (ii) 4,948,500 Shares were reserved for issuance upon the exercise of outstanding Options (as defined below). Of such Options, 1,432,376 will be exercisable prior to the Expiration Date (as defined below) with exercise prices less than $10.00 per share. See Section 13 of this Offer to Purchase. As of the date hereof, neither Parent nor Purchaser beneficially owns any Shares.

    Based on the foregoing and the expected tender of 630,264 Shares pursuant to the Stockholders Agreement (not including up to 488,605 Shares issuable upon the exercise of Options covered by the Stockholders Agreement), the Minimum Condition will be satisfied if 18,605,356 additional Shares are validly tendered and not withdrawn prior to the Expiration Date. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis under the Merger Agreement. For purposes of the Merger Agreement, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with the Shares issuable upon the exercise of all outstanding options, rights and other securities which are then exercisable into Shares ("Options"), but only to the extent that any such Options are exercisable into Shares at a price per share less than $10.00.

    Upon the satisfaction of the Minimum Condition, Purchaser will have the ability to acquire and control a majority of the outstanding Shares and will thus be able to approve the Merger without the vote of any other stockholder. In the event Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, Purchaser and Parent will be able to effect the Merger pursuant to the

"short-form" merger provisions of the TBCA and the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 12 of this Offer to Purchase.

    Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all Options will be canceled and each holder of any vested Options will be paid an amount equal to the excess, if any, of the Offer Price over the exercise price for such vested Options.

    THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not previously withdrawn in accordance with Section 4 of this Offer to Purchase as soon as legally permitted and practicable. The term "Expiration Date" means 12:00 Midnight, New York City time, on November 29, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION. SEE SECTIONS 13 AND 15 OF THIS OFFER TO PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HSR ACT. SEE SECTION 16 OF THIS OFFER TO PURCHASE.

    Purchaser expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the prior written consent of the Company, Purchaser will not (and Parent will not cause Purchaser to) (i) decrease the price per Share payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer below a majority of the total issued and outstanding Shares on a fully diluted basis or change the form of consideration payable in the Offer, (iii) change or amend the conditions to the Offer or impose additional conditions to the Offer, (iv) except as provided below, change the Expiration Date of the Offer, or (v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of Shares. So long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied or waived, Purchaser may, from time to time, extend the expiration of the Offer for up to ten additional business days (but in no event shall such extensions exceed, in the aggregate, 30 business days without the Company's prior written consent, and in no event shall Purchaser be required to extend the Offer beyond March 31, 2000). Additionally, so long as the Merger Agreement is in effect and the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived and if the number of Shares that have been validly tendered and not properly withdrawn represent at least a majority of the then issued and outstanding Shares on a fully diluted basis and Purchaser does not elect to reduce the Minimum Condition and consummate the Offer, Purchaser shall, at the Company's request on up to three occasions, extend the expiration date of the Offer for up to ten additional business days (but in no event shall such extensions exceed, in the aggregate 30 business days, and in no event shall Purchaser be required to extend the Offer beyond March 31, 2000). Moreover, so long as the Merger Agreement is in effect and the conditions to the Offer have been satisfied or waived, Purchaser may, without the consent of the Company, extend the Offer for an aggregate period of not more than ten business days (for all such extensions) beyond the originally scheduled Expiration Date of the Offer if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the then issued and outstanding Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer.

    If by 12:00 Midnight, New York City time, on November 29, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to
(i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not previously properly withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

    There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement, in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the PR Newswire and making any appropriate filing with the Commission. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 of the Exchange Act.

    Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, Purchaser also expressly reserves the right, at any time and from time to time, in its sole discretion, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment or, with the written consent of the Company, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15 of this Offer to Purchase, by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

    The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15 of this Offer to Purchase. Subject to such compliance, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in
Section 3 of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. See Section 3 of this Offer to Purchase.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under this Offer to Purchase, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Purchaser increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either
(i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

    SIGNATURE GUARANTEE. No signature guarantee is required on the Letter of Transmittal in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution (as defined below). In all other cases, signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"). See Instructions 1 and 5 of the Letter of Transmittal. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal. If the Share certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER TENDERING SUCH SHARES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and
(iii) any other documents required by the Letter of Transmittal.

    UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING AND SUBSTITUTE
FORM W-9. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and may subject the payment of cash to such stockholder pursuant to the Offer to backup withholding of 31%. All stockholders surrendering shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and Non-U.S. Holders (as defined in Section 5 herein)) are not subject to backup withholding. Non-U.S. Holders should complete and sign a Form W-8 Certificate of Foreign Status or a substitute Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

    WITHHOLDING FOR NON-U.S. HOLDERS. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets those tests described in Section 5 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

    NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, or any defect or irregularity in the tender of any Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after October 27, 1999). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of the Shares by Purchaser. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, any adjournment or postponement thereof, actions by written consent in lieu of such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent without a meeting in respect of such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 27, 1999) and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time on or after December 27, 1999. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 3 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    A withdrawal of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of this Offer to Purchase.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain United States federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger.

    This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

    This summary addresses only Shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, Non-U.S. Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer or the Merger. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF PARTICIPATION IN THE OFFER OR THE MERGER.

    A "U.S. Holder" means a holder of Shares that for United States federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof or therein, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States fiduciaries have the authority to control all substantial decisions of the trust, and other types of trusts considered U.S. Holders for federal income tax purposes. A "Non-U.S. Holder" is a holder of Shares other than a U.S. Holder.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer (or canceled pursuant to the Merger). Such gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer (or canceled pursuant to the Merger).

    Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset, except to the extent that the amount of cash received includes dividends that have been declared by the

Board of Directors of the Company prior to the exchange. Capital gains of individuals, estates and trusts generally are subject to a maximum United States federal income tax rate of (i) 39.6% if, at the time Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the U.S. Holder held the Shares for one year or less and (ii) 20% if the U.S. Holder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the United States federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    BACKUP WITHHOLDING. See Section 3 concerning the potential application of United States federal backup withholding to payments made to Non-U.S. Holders and the backup withholding tax requirements.

6.  PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are listed and quoted on the Nasdaq National Market under the symbol "PRMS." The following table sets forth, for the calendar quarters indicated, the range of high and low sale prices per Share as reported by the Nasdaq National Market.

                                                                 HIGH           LOW
                                                              -----------   ------------
1999:
  First Quarter.............................................  $12 1/8       $ 6 1/4
  Second Quarter............................................   10 1/2         6 31/32
  Third Quarter.............................................    9 3/16        6 5/16
  Fourth Quarter (through October 20, 1999).................    8 15/16       7 3/8
1998:
  First Quarter.............................................  $29 3/4       $18 13/16
  Second Quarter............................................   32 1/4        22 1/2
  Third Quarter.............................................   25 7/8         8
  Fourth Quarter............................................   15 3/8         5 5/8

    On October 20, 1999, the last full trading day prior to the date of the public announcement of the Merger Agreement, the closing sale price per Share was $8 7/8. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has publicly stated it has not paid, and does not intend to pay, any cash dividends on the Shares. See Section 14 of this Offer to Purchase.

7. EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT

    The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by holders of Shares other than Purchaser. According to the Company, as of October 20, 1999 there were approximately 229 holders of record of the Shares.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The Nasdaq Stock Market, Inc. ("Nasdaq") for continued inclusion in the Nasdaq National Market, which requires that for each class of shares listed by an issuer, there must be (i) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $1,000,000 and the issuer must have net tangible assets of at least $4,000,000 or (ii) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of $5,000,000 and the issuer must have a market capitalization of at least $50,000,000 or total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market makers. If these standards are not met, the Shares would no longer meet the requirements for continued Nasdaq National Market reporting and Nasdaq could cease to provide any quotations with respect thereto. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the outstanding Shares are not considered as being publicly held for this purpose.

    To the extent the Shares are delisted from the Nasdaq National Market, the market for Shares could be adversely affected. If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another exchange or in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares as a result of the consummation of the Offer would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 holders of record of Shares. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the executive officers and directors of the Company and beneficial owners of more than 10% of the Shares would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of Section 16(b) of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

    If registration of the Shares is not terminated and the Shares are not delisted prior to the Merger, then the Shares will cease to be listed on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither Parent nor Purchaser has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 1999 (the "Company's 10-K"), the Company designs, manufactures and markets integrated access products for telecommunications service providers. The Company entered the integrated access device ("IAD") equipment market in December 1991 with the introduction of the first of a family of integrated multiple access communications systems ("IMACS") products. The IMACS products are designed to enable public carriers to provide their business customers with flexible, cost-effective and reliable access to telecommunications services. The IMACS products provide access to numerous services, including plain old telephone service ("POTS"), Centrex, digital data networks ("DDN"), integrated services digital networks ("ISDN"), frame relay, and asynchronous transfer mode ("ATM") services. The IMACS platform allows carriers to offer a variety of value-added services, switching technologies and transmission technologies to their business customers through a single access device. In fiscal 1998, the Company introduced two new integrated access products, the SlimLine and the StreamLine, which address simpler, single T1 access applications, and, in fiscal 1999, the Company introduced the Q-155 broadband IAD that combines

Synchronous Optical Network ("SONET")/Synchronous Digital Hierarchy ("SDH"), time division multiplexing ("TDM") and ATM technologies in a single platform. The Company's products are distributed and serviced worldwide primarily through strategic distribution relationships with significant telecommunications equipment vendors. The Company considers its relationships with these telecommunications equipment suppliers to be strategic in that they enable the Company to gain access to public carriers worldwide, to establish the Company's products as essential value added elements of the public carriers' business communications solutions and, in some cases, to incorporate proprietary technology into the IMACS products. The Company's products are typically sold as access components of the suppliers' communications equipment solutions. The Company's strategic distribution relationships, from which the Company has derived most of its revenues to date, include ADC Telecommunications, AT&T Local Services (formerly Teleport Communications Group), Motorola, Inc., Paradyne Networks, Inc. and XEL Communications, Inc. To a lesser degree the Company also sells its products directly to carriers and end user customers and through value-added reseller relationships.

    Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's 10-K and in its quarterly earnings release for the quarter ended September 24, 1999. More comprehensive financial information is included in the reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                         PREMISYS COMMUNICATIONS, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED        YEAR ENDED
                                                            SEPTEMBER 30,           JUNE 30,
                                                         -------------------   -------------------
                                                           1999       1998       1999       1998
                                                         --------   --------   --------   --------
                                                             (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues.............................................  $21,676    $25,011    $92,423    $102,298
  Cost of Revenues.....................................    9,802      8,388     36,660      35,586
                                                         -------    -------    -------    --------
  Gross Profit.........................................   11,874     16,623     55,763      66,712
  Operating Expenses...................................   11,833     11,241     48,128      48,341
                                                         -------    -------    -------    --------
  Income from Operations...............................       41      5,382      7,635      18,371
  Interest and Other Income, Net.......................      719        988      3,573       3,399
                                                         -------    -------    -------    --------
  Income before Income Taxes...........................      760      6,370     11,208      21,770
  Provision for Income Taxes...........................      243      2,357      3,587       8,055
                                                         -------    -------    -------    --------
  Net Income...........................................  $   517    $ 4,013    $ 7,621    $ 13,715
                                                         =======    =======    =======    ========
PER SHARE DATA:
  Net Income per Share
    Basic..............................................  $  0.02    $  0.16    $  0.31    $   0.54
    Diluted............................................  $  0.02    $  0.15    $  0.30    $   0.50
  Shares Used in Computing Net Income per Share
    Basic..............................................   24,165     25,888     24,600      25,569
    Diluted............................................   24,820     27,004     25,384      27,495

                                                                                  AT JUNE 30,
                                                           AT SEPTEMBER 30,   -------------------
                                                                 1999           1999       1998
                                                           ----------------   --------   --------
                                                             (UNAUDITED)
BALANCE SHEET DATA:
  Total Assets...........................................      $121,137       $126,624   $138,757
  Total Liabilities......................................        14,003         27,419     17,981
  Stockholders' Equity...................................       107,134         99,205    120,776

    According to the Company's 10-K, the Company uses a 52/53 week accounting year that ends on the Friday closest to June 30. For purposes of financial statement presentation, each fiscal year is considered to have ended on June 30 and the first fiscal quarter of each year is considered to have ended on September 30.

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

    CERTAIN COMPANY PROJECTIONS. During the course of the discussions among Parent, Purchaser and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Purchaser). The following is a summary of selected projected financial information provided by the Company.

                         PREMISYS COMMUNICATIONS, INC.
                 SELECTED PROJECTED CONSOLIDATED FINANCIAL DATA
                                   (MILLIONS)

                                                          QUARTER           QUARTER          QUARTER
                                                          ENDING             ENDING          ENDING
                                                     DECEMBER 31, 1999   MARCH 31, 2000   JUNE 30, 2000
                                                     -----------------   --------------   -------------
INCOME STATEMENT DATA:
  Revenues.........................................        $21.7             $32.0            $37.0
  Cost of Revenues.................................         12.7              15.5             18.7
                                                           -----             -----            -----
  Gross Profit.....................................         15.3              16.5             18.3
  Operating Expenses...............................         12.3              12.7             13.2
                                                           -----             -----            -----
  Income from Operations...........................          3.0               3.8              5.1
  Interest and Other Income, Net...................          0.9               1.0              1.0
                                                           -----             -----            -----
  Income before Income Taxes.......................          3.9               4.8              6.1
  Provision for Income Taxes.......................          1.2               1.5              1.9
                                                           -----             -----            -----
  Net Income.......................................        $ 2.7             $ 3.2            $ 4.1
                                                           =====             =====            =====

    The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to representatives of Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

    The projections were based on a number of assumptions that are beyond the control of the Company, Purchaser or Parent or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. Among the assumptions made by the Company in preparing the projections, the Company assumed that it would be able to derive substantial revenues in each of the last three quarters of fiscal 2000 from sales of the Company's newly introduced SlimLine, StreamLine and Q-155 products. Through the first quarter of fiscal 2000, revenues from these products did not comprise a substantial portion of the Company's revenues. Therefore, these projections are subject to risks associated with the Company's ability to achieve market acceptance of these products and to complete additional development with respect to these products. The foregoing projections are forward-looking statements subject to material risks and uncertainties that could cause actual results to differ substantially from those estimated, such as the Company's ability to retain market share in an environment of increasing competition, the ability to improve its products and introduce new products on a timely basis, the ability to retain employees and customers and other business and competitive factors, as well as the effects on the Company's business of the Offer and the Merger. Accordingly, there can be no assurance that these projections will be realized and actual results may differ materially from those expressed in the projections.

    None of Purchaser, Parent or their financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Purchaser or Parent or any other person who received such information considers it an accurate prediction of future events and this information should not be relied on as such. None of the Company, Purchaser or Parent intends to update, revise or correct such projections if they become inaccurate (even in the short term).

9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

    PURCHASER. Purchaser is a Texas corporation and presently a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than that incident to its formation and the commencement of the Offer. The principal executive offices of Purchaser are located at 7677 Oakport St., Suite 1040, Oakland, California 94621.

    PARENT. Parent is a Delaware corporation. Parent is seeking to pioneer the development of next generation communication equipment that will enable carriers and service providers to cost-effectively offer high bandwidth services independent of the local loop communications infrastructure currently in place. Parent's technology is intended to support and enhance existing local loop technologies, including DSL, cable modem, ATM and broadband wireless. As a result, Parent's products will allow high-speed data, voice, video and entertainment services across existing fiber, copper and wireless-based networks. Founded in June 1999 by former senior executives of Ascend Communications, Inc., Parent intends to both develop and acquire new technologies and apply existing technologies in innovative ways in order to solve major problems that exist today in the local loop due to bandwidth constraints and multiple delivery technologies. The principal executive offices of Parent are located at 7677 Oakport St., Suite 1040, Oakland, California 94621. Parent is not subject to the informational requirements of the Exchange Act.

    Except as otherwise set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past
60 days.

    Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

    Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to purchase all of the Shares pursuant to the Offer is estimated to be approximately $255,000,000. Fees and expenses related to the Offer and the Merger payable by Purchaser are estimated not to exceed an additional $5,500,000.

    Parent has received equity commitments from investors in amounts sufficient to provide Purchaser with all of the funds necessary to consummate the Offer and the Merger. Parent intends to make such funds available to Purchaser, as necessary, in the form of capital contributions. In addition, Purchaser has entered into a commitment letter (the "Commitment Letter") with Credit Suisse First Boston ("CSFB"), an affiliate of the Dealer Manager, pursuant to which CSFB has agreed to act as exclusive advisor and lead arranger for senior secured credit facilities in an aggregate amount of up to $130,000,000 (the "Facilities") and has committed to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth in the Commitment Letter. Purchaser intends to use a combination of equity capital to be provided by Parent and borrowings under the Facilities to fund the Offer and the Merger, but it has not yet determined the exact amounts it will use from each source of financing.

    The Commitment Letter contemplates two senior secured term loan facilities. The first such facility is expected to be a five-year senior, secured term loan facility in the amount of up to $50,000,000 (the "Term Loan Facility"), which would be repayable in quarterly installments. The second such facility is expected to be a six-month senior secured term loan facility in the amount of up to $80,000,000 (the "Acquisition Facility"). The Acquisition Facility would be available in up to six drawings and would mature in a single installment on the date upon which the Merger is consummated. Loans under the Facilities would bear interest at a rate per annum equal to, at Purchaser's option, (i) the higher of the federal funds effective rate from time to time plus 0.5% and CSFB's prime rate or (ii) the Eurodollar rate plus 1% per annum. The Commitment Letter contemplates that the Facilities will be secured by pledges of the equity interests in entities which hold certain of the assets to be acquired pursuant to the Offer and the Merger and will be guaranteed by the domestic subsidiaries of such entities. Additionally, the Term Loan Facility will be secured by certain capital call rights against third parties.

    Purchaser intends to repay the Acquisition Facility upon the closing of the Merger out of the Company's available cash and short-term investments. Although no definitive plan or arrangement for repayment of borrowings under the Term Loan Facility has been made, Purchaser anticipates such borrowings will be repaid with internally generated funds and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. Purchaser's decision concerning the method to be used to repay the borrowings under the Term Loan Facility will be made based on Purchaser's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Purchaser may deem appropriate.

    The Offer is not subject to any financing contingency.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY

    BACKGROUND OF THE OFFER. On June 16, 1999, Mory Ejabat, who later became Parent's President and Chief Executive Officer, met with Nicholas Williams, the Company's President and Chief Executive Officer, at the Company's offices to discuss Mr. Ejabat's intention to resign as President and Chief Executive Officer of Ascend Communications, Inc. ("Ascend") following its then-pending acquisition by Lucent Technologies, Inc. At this meeting, Mr. Ejabat expressed an interest in the Company's technology and product offerings.

    Mr. Ejabat, Robert Dahl, Director and former Chief Financial Officer of Ascend, and Jeanette Symons, Executive Vice President and Chief Technical Officer of Ascend, subsequently resigned from Ascend and formed Parent in June 1999. Mr. Dahl became Vice President, Finance, Chief Financial Officer and Secretary of Parent, and Ms. Symons became Vice President, Research and Development, and Chief Technical Officer of Parent.

    On July 13, 1999, Mr. Ejabat received a telephone call from Broadview in which Broadview informed Mr. Ejabat of its representation of the Company and inquired as to Mr. Ejabat's interest in pursuing discussions with the Company regarding a possible business combination. During this conversation, Mr. Ejabat indicated an interest in starting a dialogue with Mr. Williams and recommended that Broadview contact Parent's financial advisor, CSFBC.

    On July 16, 1999, Mr. Ejabat, Mr. Williams, Ms. Symons and a representative of Broadview met at Broadview's offices. The parties exchanged information on the Company's financial condition, the strategies and prospects of their respective businesses and the possibility of a business combination. Based on the discussions at this meeting, the parties agreed to continue discussions. A subsequent telephone conversation was held on July 19, 1999 involving
Mr. Ejabat, Ms. Symons and a representative of Broadview to discuss the synergies between the companies and the possibility of a business combination.

    From July 19 to September 2, 1999, Mr. Ejabat, Mr. Williams, and representatives of CSFBC and Broadview held multiple meetings and telephone conversations to discuss a possible business combination between the two companies.

    On September 2, 1999, members of Parent's technical staff met with members of the Company's technical staff at the Company's offices to conduct due diligence and to discuss issues related to the Company's organization, technology and product offerings.

    From September 2 to September 20, 1999, Parent continued to conduct its due diligence investigation of the Company. In the course of this investigation, representatives of Parent reviewed documentation and conducted discussions with the Company's management and other representatives concerning the Company's financial condition, operations, technology, products and other business and legal matters. Also during this period, discussions were held between Mr. Ejabat and CSFBC, on the one hand, and Mr. Williams and Broadview, on the other hand, regarding parameters and terms of a potential transaction, including price and the structure of a possible transaction.

    On September 20, 1999, Parent and the Company executed a confidentiality agreement pursuant to which Parent agreed, among other things, to keep the existence of the parties' discussions confidential, not to disclose financial, technical and other business information of the Company, and not to solicit or hire employees of the Company for a period of six months.

    Also on September 20, 1999, Mr. Ejabat, Mr. Williams, and representatives of CSFBC and Broadview held a meeting to discuss the possible business combination between the two companies. At this meeting, the parties discussed the terms of a potential transaction including price, but did not reach any agreement.

    On September 22, 1999, at the direction of Parent, representatives of CSFBC and Broadview discussed the agenda for a meeting of the Company Board scheduled for September 23, 1999. Broadview indicated that the Board meeting would be held to allow Broadview to update the Company Board on Broadview's process of evaluating possible acquisition transactions, including Parent's proposal.

    On September 24, 1999, Broadview reported back to Parent, through CSFBC, that the Company Board meeting had been postponed, but that Broadview had inquired of Board members' interest in a business combination with Parent. According to Broadview, the Company Board was not prepared to respond to Parent's proposal and needed more time to analyze the Company's revised business plan. On the same day, Parent received additional due diligence materials from the Company, including fiscal 2000 financial projections.

    On September 27, 1999, Broadview reported to Parent, through CSFBC, that the Company's management would be holding a weekend meeting to update the Company Board on discussions with all parties, including the opportunity to enter into a transaction with Parent.

    On September 28, 1999, at the direction of Parent and the Company, their respective advisors discussed the proposed terms of an exclusivity agreement pursuant to which the Company would agree to not solicit proposals from other potential buyers. From September 28 to October 3, 1999, the parties and their respective advisors continued to negotiate the terms of a potential transaction including price, but did not reach any agreement. During this period, Parent proposed an acquisition of the Company for $10.00 per share in cash, which was characterized as Parent's "best and final" offer price, subject to the satisfactory completion of due diligence, execution of definitive agreements, as well as other customary conditions.

    On October 3, 1999, Parent and the Company signed the exclusivity agreement, which provided for a 21-day period during which the Company would not solicit proposals from other potential buyers.

    From October 4 to October 11, 1999, Parent's representatives conducted on-site financial, accounting and legal due diligence at the Company. They reported their findings to Parent and its potential investors at a meeting held on October 11, 1999. Parent continued its due diligence process during the following week, making due diligence calls to certain customers of the Company. Also during this period (and continuing until the signing), Parent and the Company actively negotiated the definitive agreements, drafts of which were prepared by Parent's counsel.

    On October 15, 1999, Parent and the Company and their respective advisors, as well as certain potential investors in Parent, held a business due diligence meeting at Broadview's offices. At this meeting, the Company provided further information on its financial condition, the strategy and prospects for its business, and synergies between the companies.

    From October 15 to October 20, 1999, Parent and its representatives continued their due diligence investigation of the Company, and Parent and the Company continued negotiating the definitive agreements.

    On October 20, 1999, the Board of Directors of Parent met and approved the acquisition of the Company at an offer price of $10.00 per share in cash, as well as the other terms of the Merger Agreement, the Company Option Agreement and the Stockholders Agreement. On the same day, the Company Board also met to review the agreements and the terms of the proposed transaction. After much discussion, the Company Board instructed Broadview to continue negotiating the proposed offer price. Broadview contacted Parent, through its financial advisor, to inform Parent of the Company Board's desire to increase the price.
Mr. Ejabat subsequently contacted Mr. Williams to inform him that Parent was not willing to increase the offer price beyond $10.00 per share. Later that evening, the Company Board again met and approved the transaction with a price of $10.00 per share, as well as the other terms of the Merger Agreement, the Company Option Agreement and the Stockholders Agreement.

    Following the approval of the transaction, Parent and the Company finalized, executed and delivered the Merger Agreement, the Company Option Agreement and the Stockholders Agreement.

    On October 21, 1999, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement, the Company Option Agreement and the Stockholders Agreement and the terms of the Offer and the Merger.

    CERTAIN BUSINESS RELATIONSHIPS. The Company has a strategic relationship with Paradyne Networks, Inc. ("Paradyne") that involves the joint marketing and sale of the Company's IMACS products by Paradyne. According to the Company's 10-K, sales to Paradyne accounted for 30%, 15% and 29%, respectively, of the Company's revenue for fiscal years 1997, 1998 and 1999. Paradyne's largest stockholder is Texas Pacific Group, which together with certain affiliates, beneficially owns more than 40% of Paradyne's outstanding common stock. Funds affiliated with Texas Pacific Group also have made significant equity commitments to Parent and have designated two directors to serve on Parent's Board of Directors.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

    PURPOSE. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and to own the entire equity interest in, the Company. Upon consummation of the Merger, the Company will be merged with and into Purchaser and the Surviving Corporation will become a wholly owned subsidiary of Parent.

    VOTE REQUIRED TO APPROVE THE MERGER. Under the TBCA, the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

    The Company Board is comprised of six members. The Company Board has unanimously approved the Offer, the Merger, the Merger Agreement, the Company Option Agreement and the Stockholders Agreement and the transactions contemplated thereby for the purposes of Section 203 of the DGCL. Unless the Merger is consummated pursuant to the "short-form" merger provisions under the TBCA and the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, Purchaser will have the ability to approve and adopt the Merger Agreement by virtue of its ownership of more than a majority of the Shares without the affirmative vote of any other stockholder of the Company.

    PLANS FOR THE COMPANY AFTER THE OFFER. Once the Offer is consummated, if permitted by Nasdaq and the Exchange Act, it is the intention of Purchaser and Parent to seek to cause the Company to file applications to withdraw the Shares from listing on the Nasdaq National Market and to terminate the registration of the Shares under the Exchange Act. See Section 7 of this Offer to Purchase. In the event that the Shares are no longer included in Nasdaq it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors. To the extent the Shares are delisted from the Nasdaq National Market, the market for Shares could be adversely affected. Further, neither Parent nor Purchaser can predict whether the reduction in the number of Shares as a result of the consummation of the Offer would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price. See Section 7 of this Offer to Purchase.

    If, following consummation of the Offer, Purchaser owns 90% or more of the outstanding Shares, Purchaser intends, and Parent intends to cause Purchaser, to consummate the Merger as a "short form" merger pursuant to the TBCA and the DGCL. Under such circumstances, neither the approval of any holder of Shares other than Purchaser, or of the Company Board, would be required. Assuming outstanding Options are, pursuant to the Merger Agreement, converted to cash rather than exercised and tendered, upon the tender of Shares owned by the Selling Stockholders, Purchaser will need to acquire an additional
21,163,342 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

    Promptly upon the purchase of Shares by Purchaser pursuant to the Offer and the option granted pursuant to the Company Option Agreement (the "Company Option"), Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this provision) and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its best efforts to secure the resignations of such number of directors as is necessary to provide Parent with such level of representation and shall cause Parent's designees to be so elected.

    Ten business days following completion or termination of the Offer, Purchaser reserves the right, but has no current intention, to acquire Shares in open market or negotiated transactions. If Purchaser elects to purchase Shares in this manner following completion of the Offer, Purchaser will purchase such Shares, if at all, at varying prices but in no event at prices less than the Offer Price. There can be no assurance that Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. As a consequence, no assurance can be given as to when Purchaser will cause the Merger to be consummated, and similarly no assurance can be given as to when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer.

    Pursuant to the Merger, each then outstanding Share (other than Shares owned by either Parent or Purchaser, Shares held in the treasury of the Company and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon. Each share of common stock of Purchaser issued and outstanding at the Effective Time shall continue to represent one share of common stock of the Surviving Corporation. All Shares that are owned directly or indirectly by the Company, Parent, Purchaser or any subsidiary of Parent at the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

    Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all vested Options will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options, less applicable income and employment taxes required to be withheld.

    Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, the directors and officers of Purchaser immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation. Except as set forth herein, neither Parent nor Purchaser has discussed with the Company's key management personnel, nor reached any agreement with respect to, the terms of such individuals' continued employment.

    Following the Merger, Parent may cause the Surviving Corporation to restructure its operations, resulting in a division of the Company's product lines. The Company's IMACS products business would be separated from the Company's research and development and Q products business, with each business being operated in a separate corporation following the restructuring.

    Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the Company Board or management of the Company, including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Company Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (g) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

    DISSENTERS' RIGHTS. No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable federal law operative at the time. The Commission has adopted
Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 7 of this Offer to Purchase. If such registration were terminated, Rule 13e-13 would be inapplicable to the Merger or any such alternative transaction.

13. MERGER AGREEMENT, COMPANY OPTION AGREEMENT AND STOCKHOLDERS AGREEMENT

    The following is a summary of the material terms of the Merger Agreement, the Company Option Agreement and the Stockholders Agreement. Such summary is not a complete description of these agreements and is qualified in its entirety by reference to the complete texts of the agreements, copies of which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1 filed jointly with the Commission by Parent and Purchaser, and are incorporated by reference herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the agreements.

THE MERGER AGREEMENT

    GENERAL. The purpose of the Offer, the Company Option Agreement and the Stockholders Agreement is to enable Purchaser to acquire, in one or more transactions, control of, and the entire equity interest in, the Company. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer and the Company Option. The acquisition of the entire equity interest in the Company is structured as a cash tender offer followed by a merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Purchaser.

    If the Offer is consummated with Purchaser owning at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger Agreement and the Merger and to effect the Merger pursuant to the "short-form" merger provisions of the TBCA and the DGCL without prior notice to, or any action by, any other stockholder of the Company. If the Minimum Condition is satisfied, Purchaser will own at least 75% of the then outstanding Shares on a fully diluted basis and will be able to cast sufficient votes to approve the Merger at a special stockholders' meeting called for such purpose. See Introduction,
Section 12 and Section 15 of this Offer to Purchase.

    Upon consummation of the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent and Purchaser have expressly reserved the right to waive conditions of the Offer (except as set forth below with respect to the Minimum Condition), in whole or in part, at any time and from time to time in their sole discretion. Purchaser has agreed that it will not, without the prior written consent of the Company, (i) decrease the price per Share payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer below a majority of the total issued and outstanding Shares on a fully diluted basis or change the form of consideration payable in the Offer, (iii) change or amend the conditions to the Offer or impose additional conditions to the Offer,
(iv) except as provided below, change the Expiration Date of the Offer, or
(v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of Shares. The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the conditions set forth in Section 15.

    So long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied or waived, Purchaser may, from time to time, extend the expiration of the Offer for up to ten additional business days (but in no event shall such extensions exceed, in the aggregate, 30 business days without the Company's prior written consent, and in no event shall Purchaser be required to extend the Offer beyond March 31, 2000). Additionally, so long as the Merger Agreement is in effect and the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived and if the number of Shares that have been validly tendered and not withdrawn represent at least a majority of the then issued and outstanding Shares on a fully diluted basis and Purchaser does not elect to reduce the Minimum Condition and consummate the Offer, Purchaser shall, at the Company's request on up to three occasions, extend the Expiration Date of the Offer for up to ten additional business days (but in no event shall such extensions exceed, in the aggregate 30 business days, and in no event shall Purchaser be required to extend the offer beyond March 31, 2000). Moreover, so long as the Merger Agreement is in effect and the conditions to the

Offer have been satisfied or waived, Purchaser may, without the consent of the Company, extend the Offer for an aggregate period of not more than ten business days (for all such extensions) beyond the originally scheduled Expiration Date of the Offer if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the then issued and outstanding Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer.

    BOARD REPRESENTATION. Promptly upon the purchase by Purchaser pursuant to the Offer and the Company Option of a number of Shares at least equal to the Minimum Condition, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this provision) and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser's designees to be so elected. The Company's obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. The Company shall take all actions necessary to effect any such election or appointment of Purchaser's designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder together with the
Schedule 14D-9.

    Notwithstanding the foregoing, neither Parent nor Purchaser will take any action to prevent at least one person who is a director of the Company on the date hereof from remaining as a director of the Company (each a " Continuing Director") until the Effective Time. Following the election or appointment of Purchaser's designees pursuant to the preceding paragraph and prior to the Effective Time, and so long as there shall be at least one Continuing Director, the approval of a majority of the Continuing Directors shall be required to authorize any resolution with respect to any amendment or termination of the Merger Agreement by the Company.

    THE MERGER. The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the relevant provisions of the TBCA and the DGCL, the Company shall be merged with and into Purchaser as soon as practicable following the satisfaction or waiver, if permissible, of the conditions to the Merger. Purchaser shall be the Surviving Corporation and shall continue its existence under the laws of Texas, and the Articles of Incorporation and the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation (except that the name of the Surviving Corporation may be Premisys Communications, Inc.). Notwithstanding the foregoing, the Merger Agreement provides that Parent may elect at any time prior to the Merger to merge Purchaser with and into the Company instead of merging the Company with and into Purchaser as provided above. The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified. All Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash the Merger Consideration, upon the surrender of the certificates representing such Shares. To effect the Merger, Purchaser and the Company shall file (i) with the Secretary of State of the State of Delaware, a Certificate of Merger or other appropriate documents executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger and (ii) with the

Secretary of State of the State of Texas, Articles of Merger or other appropriate documents executed in accordance with the relevant provisions of the TBCA and shall make all other filings, recordings or publications required under the TBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger and the Articles of Merger are duly filed with the Delaware and Texas Secretaries of State, respectively, or at such other time as the parties may agree and specify in the Certificate of Merger and the Articles of Merger.

    TERMINATION OF STOCK OPTIONS, STOCK OPTION PLANS AND STOCK PURCHASE
PLAN. Simultaneously with the Merger, each outstanding option to purchase a Share under the Company's stock option plans shall be canceled, and each holder of any such vested option shall be paid by the Surviving Corporation promptly after the Effective Time for each such vested option an amount determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (b) the number of Shares such holder could have purchased had such holder exercised such option immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. No unvested options shall be accelerated or otherwise become exercisable as a result of the Offer or the Merger, except to the extent that the Company's 1995 Directors Stock Option Plan or any of the employment or severance agreements listed on a schedule to the Merger Agreement provide otherwise. Except as otherwise agreed to by the parties, the Company's stock option plans and the Company's employee qualified stock purchase plan shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its subsidiaries shall be canceled as of the Effective Time.

    The Company has agreed that prior to the Effective Time, the Company will take all actions necessary to (a) shorten the offering period under the Company's employee qualified stock purchase plan in which the Effective Time occurs so that such offering period terminates on the day immediately prior to the Effective Time and (b) terminate the stock purchase plan effective as of the Effective Time. Participants in the stock purchase plan will have the opportunity to exercise their rights to purchase Shares under the stock purchase plan prior to the termination of the plan.

    STOCKHOLDER MEETING; RECOMMENDATION TO STOCKHOLDERS. Unless the Merger is consummated in accordance with the "short-form" merger provisions under the TBCA or the DGCL, the Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the consummation of the Offer for the purpose of adopting the agreement and plan of merger set forth in the Merger Agreement, and subject to the fiduciary duties of the Company Board under applicable law as determined in good faith by the Company Board, include in the Company's proxy statement for the Special Meeting the recommendation of the Company Board that stockholders of the Company vote in favor of the adoption of the plan of merger set forth in the Merger Agreement. Parent and Purchaser have agreed that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

    If Purchaser or any other direct or indirect subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with the TBCA and the DGCL.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, subsidiaries, capital structure, authority and no conflicts, Commission reports and financial statements, information supplied, title to and condition of assets, real property, compliance with applicable laws, regulatory matters, litigation, taxes, absence of certain changes or events, vote required, state takeover statutes, intellectual property, contracts, insurance, employee benefit plans, labor matters, environmental matters, Year 2000 compliance, brokers or finders, opinion of financial advisor and other matters.

    Purchaser and Parent have also made certain representations and warranties with respect to corporate existence and good standing, authority and no conflicts, information supplied, brokers or finders, availability of funds, litigation and other matters.

    CONDUCT OF BUSINESS AND OTHER COVENANTS PENDING THE MERGER. The Company has agreed that during the period from the date of the Merger Agreement until the Effective Time, the Company will conduct, and will cause each of its subsidiaries to conduct, its operations according to its ordinary and usual course of business and consistent with past practice (except as expressly permitted by the Merger Agreement), and the Company will use, and will cause each of its subsidiaries to use, its best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of, and maintain satisfactory relationships with, those having business relationships with the Company and its subsidiaries. The Company has agreed to promptly advise Parent and Purchaser in writing of any change in the Company's or any of its subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations which may reasonably be likely to have a material adverse effect on the Company.

    In addition, without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by the Merger Agreement, during the period specified in the first sentence of the preceding paragraph, the Company has agreed that, without the prior written consent of Parent, it will not (and will not permit any of its subsidiaries to): (a) amend or otherwise change its certificate of incorporation or bylaws; (b) except as contemplated by the Merger Agreement, amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights to facilitate an Alternative Transaction (as defined below); (c) issue or sell or authorize for issuance or sale (other than any issuance of Shares upon the exercise of any outstanding option to purchase Shares which option was issued prior to the date hereof in accordance with the terms of the relevant stock option agreement), or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities; (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (i) short-term borrowings incurred in the ordinary course of business consistent with past practice and (ii) intercompany indebtedness between the Company and any of its subsidiaries or among any of the Company's subsidiaries;
(g) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets;
(ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any capital commitment which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any indebtedness or responsibility for the obligations of any person or any matter referenced in this clause (g); (h) sell, lease, license, mortgage, pledge or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than sales or licenses of products in the ordinary course of business consistent with past practice; (i) take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (j) make any tax election or settle or compromise any federal, state, local or foreign tax liability; (k) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement; (l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company's most recent quarterly balance sheet or subsequently incurred in the ordinary course of business consistent with past practice; (m) except in connection with the sale or license of the Company's products in the ordinary course of business consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Company's intellectual property rights;
(n) except as required by law or as contemplated on a schedule to the Merger Agreement, enter into, adopt, amend or terminate any Company benefit plan or any other agreement, arrangement, plan or policy involving the Company or any of its subsidiaries, and one or more of its directors, officers, employees or consultants, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined; provided, however, that the Company shall be permitted to submit to its stockholders for their consideration the amendments to the Company's stock option plan and the Company's employee qualified stock purchase plan described on a schedule to the Merger Agreement if the Offer has not been consummated within 50 business days after the commencement date of the Offer; (o) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its subsidiaries, or as contemplated hereby or by the terms of any employment agreement in existence on the date hereof, increase the cash compensation of any director, officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person; except that the Company may hire up to 20 persons (none of whom shall be officers of the Company) on an at will basis (with no employment, severance or similar agreements) and grant to such persons options to purchase up to 200,000 Shares in the aggregate; provided that no portion of any such options shall vest or otherwise become exercisable (including, without limitation, as a result of the Offer or the Merger) within one year of the date of hire; provided further that the Company shall notify each such person prior to hiring that the options being granted shall be canceled for no value upon the consummation of the transactions contemplated by the Merger Agreement; and provided further that any such hiring at an annual salary in excess of $110,000 shall be subject to the prior approval of Parent, which approval shall not be unreasonably withheld; or
(p) announce an intention, commit or agree to do any of the foregoing.

    In addition, the Company has agreed that it will not take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or
(iii) any of the conditions to the Offer or the Merger not being satisfied.

    NO SOLICITATION. The Merger Agreement provides that the Company and the Company's subsidiaries and their respective directors and officers shall not, and the Company shall direct and use its best efforts to cause the employees, representatives and agents of the Company and the Company's subsidiaries not to, directly or indirectly, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as a "Company Takeover Proposal"). Nothing contained in the Merger Agreement shall prevent the Company Board from (i) furnishing information to a third party which has made a bona fide Company Takeover Proposal that is a Superior Proposal (as defined below) not solicited in violation of the Merger Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent or (ii) subject to compliance with the other terms of the "no solicitation" section of the Merger Agreement, considering and negotiating a bona fide Company Takeover Proposal that is a

Superior Proposal not solicited in violation of the Merger Agreement; provided that, as to each of clauses (i) and (ii), the Company Board reasonably determines in good faith (after due consultation with independent counsel) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Company Board reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its stockholders than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Company Board, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of the Merger Agreement proposed by Parent and Purchaser. "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 10% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 10% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the subsidiaries of the Company) of the Company or any of its subsidiaries having a fair market value (as determined by the Company Board in good faith) equal to more than 10% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

    The Company shall immediately notify Parent and Purchaser after receipt of any Company Takeover Proposal, or any modification of or amendment to any Company Takeover Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with a Company Takeover Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Company Board or such subsidiary that it is considering making, or has made, a Company Takeover Proposal. Such notice to Parent and Purchaser shall be made orally and in writing, and shall indicate the identity of the person making the Company Takeover Proposal or intending to make the Company Takeover Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Company Takeover Proposal or modification or amendment to a Company Takeover Proposal, and whether the Company is providing or intends to provide the person making the Company Takeover Proposal with access to information concerning the Company as provided in the preceding paragraph. The Company shall also immediately notify Parent and Purchaser, orally and in writing, if it enters into negotiations concerning any Company Takeover Proposal.

    Except as set forth in the "no solicitation" section of the Merger Agreement, neither the Company Board nor any committee thereof shall
(i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the Offer or the Merger and related transactions, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Company Board determines in good faith, with the advice of outside counsel, that the failure to do so could reasonably be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company Board may (subject to this and the following sentences) approve or recommend a Superior

Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Merger and related transactions and/or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal); provided that (i) the Company gives Parent at least five business days advance notice of its intent to take any of the foregoing actions and (ii) during such five business day period, the Company, if requested by Parent, negotiates in good faith with Parent to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Offer and the Merger on such adjusted terms. After such five business day period, the Company Board may then (and only then) withdraw or modify its approval or recommendation of the Offer or the Merger and/or terminate the Merger Agreement.

    For so long as the Merger Agreement shall not have been terminated in accordance with its terms, the Company Board shall not redeem the Rights or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction.

    RIGHTS AGREEMENT. The Merger Agreement provides that the Company Board shall take all further action, if any, necessary to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Company Option Agreement and the Stockholders Agreement in addition to having taken all actions necessary such that under the Rights Agreement neither Parent nor Purchaser shall become an "Acquiring Person" (as defined in the Rights Agreement) and no "Distribution Date" (as defined in the Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Shares by reason of the approval, execution, or delivery of the Merger Agreement or the transactions contemplated thereby and having taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time and immediately prior to the consummation of the Offer, the Company will not have any obligations under the Rights or the Rights Agreement with respect to the Offer, the Merger and/or the other transactions contemplated hereby or thereby and the holders of Rights will have no rights under the Rights or the Rights Agreement with respect to the Offer, the Merger and/or the other transactions contemplated hereby or thereby.

    SHORT-TERM INVESTMENTS. The Merger Agreement provides that not later than five days prior to the earliest expiration date of the Offer, the Company shall open an account in the name of the Company at CSFB and shall deposit at least $75 million into such account consisting of cash and all of the short-term investments of the Company and its subsidiaries (including, without limitation, municipal bonds and other securities) (collectively, "Short-Term Investments"). The assets held in the CSFB account shall remain the property of the Company, and the Company shall have absolute control over such account and shall be entitled to all interest earned on the Short-Term Investments held in the such account. The Company shall take all actions necessary to convert all of the Short-Term Investments into cash or liquid investments readily convertible into cash on demand not later than the first business day following the expiration date of the Offer. To the extent that any Short-Term Investments mature prior to the expiration date of the Offer, the Company shall deposit the funds obtained thereby into the CSFB account in the form of cash or liquid investments readily convertible into cash on demand.

    FEES AND EXPENSES. The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement, the Company Option Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement, the Company Option Agreement and the Stockholders Agreement shall be paid by the party incurring such fees and expenses, except that under certain circumstances described in "Termination of the Merger Agreement" below, the Company may be required to pay a termination fee and except that, promptly following the Effective Time, Parent shall cause the Surviving Corporation to pay all reasonable legal, accounting and investment banker fees incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the closing date of the Merger, of the following conditions: (a) the Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve the Merger Agreement and all of the transactions contemplated hereby (including the Merger); provided that this condition shall be deemed satisfied upon the consummation of the Offer; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this clause shall not be available to any party whose failure to fulfill its obligations to obtain approvals and consents shall have been the cause of, or shall have resulted in, such order or injunction;
(d) all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any governmental entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a material adverse effect on the Company, shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such required regulatory approvals shall be in full force and effect; (e) Purchaser shall have consummated the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to rely on this condition if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 2000; provided, however, that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;
(c) by either Parent or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, the Company Option Agreement or the Stockholders Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (d) by either Parent or the Company if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained at a meeting of the Company's stockholders called for such purpose or any adjournment thereof by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; (e) by Parent, prior to the acceptance for payment of the number of Shares equal to the Minimum Condition (the "Minimum Shares") pursuant to the Offer, if (i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer or the Merger, (ii) the Company Board or any committee thereof shall have approved or recommended to the stockholders of the Company any Company Takeover Proposal or Alternative Transaction, (iii) the Company Board or any committee thereof shall have approved or recommended that the stockholders of the Company tender their Shares in any tender or exchange offer that is an Alternative Transaction, (iv) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions, or (v) the Company Board or any committee thereof shall have redeemed the Rights, or waived or amended any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Company Takeover Proposal or Alternative Transaction; (f) by the Company, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, in accordance with the provisions of the Merger Agreement described above under "No Solicitation"; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available
(i) if the Company has breached in any material respect its obligations under the provisions of the Merger Agreement relating to "no solicitation" or (ii) if the Company fails to pay when due the cash fee described in the next paragraph;
(g) by Parent, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, upon a breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement which could reasonably be expected to have a material adverse effect on the Company or a material adverse effect on the consummation of the Offer or the Merger, or if any representation or warranty of the Company shall have become inaccurate and such inaccuracy could reasonably be expected to have a material adverse effect on the Company or a material adverse effect on the consummation of the Offer or the Merger; (h) by the Company, upon a breach of any covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement which could reasonably be expected to have a material adverse effect on Parent or a material adverse effect on the consummation of the Offer or the Merger, or if any representation or warranty of Parent or Purchaser shall have become inaccurate and such inaccuracy could reasonably be expected to have a material adverse effect on Parent or a material adverse effect on the consummation of the Offer or the Merger; or (i) by Parent or the Company, if the Offer terminates or expires on account of the failure of any condition specified in Section 15 without Purchaser having purchased any Shares thereunder (provided that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of any such condition).

    In the event of termination of the Merger Agreement by either Parent or the Company, the Merger Agreement shall become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to the requirement that the parties pay certain fees and expenses, including, as applicable, the cash fee described below, (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in the Merger Agreement and (iii) the Confidentiality Agreement between Parent and the Company will remain in full force and effect. In the event that (i) the Merger Agreement is terminated pursuant to clause (e) or (f) in the preceding paragraph, or pursuant to clause (g) in the preceding paragraph in the case of a material breach of the Company's obligations under the "no solicitation" provisions of the Merger Agreement, or (ii)(A) any Third Party makes a Company Takeover Proposal to the Company or its stockholders and thereafter the Merger Agreement is terminated by either party pursuant to the provisions of the Merger Agreement described in clause (b) or (d) above and (B)(x) within 12 months after the termination of the Merger Agreement any Alternative Transaction is consummated or the Company enters into any Company Acquisition Agreement, in either case with the Third Party (or any affiliate of the Third Party) that made the Company Takeover Proposal to the Company or its stockholders or (y) within nine months after the termination of the Merger Agreement any Alternative Transaction is consummated or the Company enters into any Company Acquisition Agreement, in either case with any other Third Party, then the Company shall pay Parent a cash fee of $10,000,000, which amount shall be payable by wire transfer of immediately available funds no later than (1) two business days after such termination in the case of a termination described in clause (i) above or (2) the date of consummation of such Alternative Transaction in the case of a termination described in clause (ii) above.

    For a description of the conditions of the Offer, see Section 15.

    AMENDMENT. The Merger Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    OTHER AGREEMENTS. The Company and Parent have agreed to cooperate with each other and use (and shall cause their respective subsidiaries to use) their best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, the Company Option Agreement and the Stockholders Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, the Company Option Agreement or the Stockholders Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

    TIMING. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms and subject to the conditions set forth above, there can be no assurance as to the timing of the Merger.

THE COMPANY OPTION AGREEMENT

    Pursuant to a Company Option Agreement dated as of October 20, 1999, among Parent, Purchaser and the Company (the "Company Option Agreement"), the Company has granted to Purchaser the Company Option to purchase that number of Shares (the "Company Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (assuming issuance of the Company Option Shares) at a price equal to $10.00 per share. Purchaser may not exercise the Company Option unless and until it has accepted for payment pursuant to the Offer Shares constituting more than 85% but less than 90% of the Shares then outstanding. In addition, Purchaser may not exercise the Company Option unless immediately after such exercise Purchaser would own more than 90% of the Shares then outstanding. Moreover, Purchaser may not exercise the Company Option after the earliest to occur of (i) the Effective Time, (ii) the date which is ten business days after the occurrence of the Company Option Exercise Event (or such later date on which the closing of a purchase of Shares pursuant to the Company Option Agreement may be consummated), or (iii) the termination of the Merger Agreement.

THE STOCKHOLDERS AGREEMENT

    Prior to the execution of the Merger Agreement, Purchaser and Parent entered into a Stockholders Agreement with the Selling Stockholders. The Selling Stockholders beneficially own an aggregate of 1,178,869 Shares (including 548,605 Shares subject to options exercisable within 60 days after October 20,
1999). Pursuant to the Stockholders Agreement, each Selling Stockholder has agreed to tender all of his Shares pursuant to and in accordance with the terms of the Offer not later than the tenth business day after commencement of the Offer.

    During the term of the Stockholders Agreement, no Selling Stockholder may
(a) except pursuant to the Stockholders Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of any of such Selling Stockholder's Shares, (b) except as contemplated by the Stockholders Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Selling Stockholder's Shares, or (c) take any action that would reasonably be expected to make any representation or warranty of such Selling Stockholder contained in the Stockholders Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Selling Stockholder from performing his obligations under the Stockholders Agreement.

    During the term of the Stockholders Agreement, each Selling Stockholder has agreed not to directly or indirectly, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any of its subsidiaries that if consummated would constitute an Alternative Transaction.

    During the term of the Stockholders Agreement, each Selling Stockholder has agreed to vote each of his Shares at any annual, special or adjourned meeting of the stockholders of the Company (a) in favor of the Merger Agreement and the transactions contemplated thereby, and (b) against (i) any Alternative Transaction, (ii) any proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of the Company set forth in the Merger Agreement, or (iii) any proposal or action that is intended or would reasonably be expected to impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement. Each Selling Stockholder also has given Parent an irrevocable proxy with respect to his Shares.

    The Stockholders Agreement will terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with its terms, and
(b) the Effective Time.

CONFIDENTIALITY AGREEMENT

    The Company entered into an agreement (the "Confidentiality Agreement") with Parent, dated as of September 20, 1999, which contains customary provisions pursuant to which, among other matters, Parent agreed to hold the Company's confidential information in strict confidence, not to disclose such information to any third parties (other than Parent's representatives who sign separate agreements agreeing to be bound by the Confidentiality Agreement), and to use such material solely in connection with evaluating a possible business transaction between the Company and Parent. In addition, the parties also agreed that they would not, except with the prior written consent of the other party, disclose the fact that confidential information was disclosed under the Confidentiality Agreement or that discussions or negotiations were taking place concerning a possible transaction involving the Company or the status thereof; provided that the Confidentiality Agreement allows either party to make such disclosure if, in the reasonable opinion of counsel for such party, such disclosure is required by law, regulation or any stock exchange or the Nasdaq National Market. Parent also agreed that beginning on the effective date of the Confidentiality Agreement and continuing for a period of six months thereafter, Parent would not, for itself or any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company. Finally, unless specifically requested to do so in writing in advance by the Company Board, Parent agreed not to, for one year after the date of the Confidentiality Agreement, (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the Company's assets or businesses or any securities issued by the Company, or any rights or options to acquire such ownership, including from a third party; (b) make, or in any way participate, in any solicitation of proxies or consents with respect to any securities of the Company which are, or may be, entitled to vote in the election of the Company's directors, become a "participant" in any "election contest" (within the meaning of Rule 14a-11 under the Exchange Act) with respect to the Company, seek to advise, encourage or influence any person or entity with respect to the voting of any of the Company's voting securities, or demand a copy of the Company's stock ledger, list of its stockholders or other books and records, or call or attempt to call any meeting of the stockholders of the Company; or (c) form, join or in any way participate, directly or indirectly, in a "group" as defined in Section 13(d)(3) of the Exchange Act with respect to any securities of the Company.

14. DIVIDENDS AND DISTRIBUTIONS

    The Company has not paid and does not intend to pay dividends on the Shares. The Merger Agreement provides that, unless Parent consents in writing, the Company will not, among other things:

(a) issue, sell, pledge or register for issuance or sale any shares of capital stock or other ownership interest in the Company (other than issuances of Shares in respect of any exercise of Options outstanding on the date of the Merger Agreement) or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; or
(c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

15. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Merger Agreement or the Offer, Purchaser will not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Offer and may postpone the acceptance for payment of and payment for any Shares, if prior to the Expiration Date and if pursuant to the Offer (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) (i) the Minimum Condition shall not have been satisfied, (ii) any waiting period under the HSR Act shall not have expired or been terminated, or (iii) any of the following shall occur:

        (a) there shall be instituted or pending by any governmental entity any suit, action or proceeding (i) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, the Company Option Agreement or the Stockholders Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company or Parent, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or Parent of a material portion of the business or assets of the Company or Parent, or to compel the Company or Parent to dispose of or hold separate a material portion of the business or assets of the Company or Parent, in each case as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, the Company Option Agreement or the Stockholders Agreement, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or Purchaser from effectively controlling in any material respect any material portion of the business or operations of the Company, (v) that could reasonably be expected to require the divestiture by Parent or Purchaser of any Shares, or (vi) that could reasonably be expected to result in a material adverse effect on the Company or Parent;

        (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any governmental entity or court, that would result in any of the consequences referred to in clauses (i) through
    (vi) of paragraph (a) above;

        (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

        (d) there shall have occurred any event or change since September 24, 1999 that could reasonably be expected to have a material adverse effect on the Company, other than any event or change specifically set forth in the Company's disclosure schedule attached to the Merger Agreement;

        (e) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer, unless the effect of all such failures to be true and correct could not reasonably be expected to have a material adverse effect on the Company or a material adverse effect on the consummation of the Offer or the Merger;

        (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement or the Company Option Agreement, unless the effect of all such failures to perform or comply could not reasonably be expected to have a material adverse effect on the Company or a material adverse effect on the consummation of the Offer or the Merger;

        (g) any required regulatory approval or other third party consent, authorization or approval which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a material adverse effect on the Company, shall not have been obtained, declared or filed or have occurred, as the case may be, or any such required regulatory approval or other third party consent, authorization or approval shall not be in full force and effect;

        (h) the Company Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended a Company Takeover Proposal or Alternative Transaction, (iii) shall have adopted any resolution to effect any of the foregoing or (iv) upon the request of Parent or Purchaser, shall have failed to reaffirm its approval or recommendation of the Offer, the Merger Agreement or the Merger within two business days;

        (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the Shares and, in the good faith judgment of Parent or Purchaser in its sole discretion, made it inadvisable to proceed with such acceptance of shares for payment or the payment therefor; provided that this condition shall not apply upon satisfaction and maintenance of the Minimum Condition;

        (j) the Company shall have commenced a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation shall have been filed against the Company which is not dismissed within two days;

        (k) the Stockholders Agreement shall not have been executed by each of the parties thereto other than Parent and Purchaser;

        (l) a Distribution Date shall have occurred under the Rights Agreement;
    or

        (m) the Merger Agreement shall have been terminated by Parent or the Company pursuant to its terms.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent and Purchaser in whole or in part at any time and from time to time; provided, however, that Purchaser shall not reduce the Minimum Condition below a majority of the outstanding Shares on a fully diluted basis without the prior written consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN REGULATORY AND LEGAL MATTERS

    Except as set forth in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Purchaser and Parent in the Merger Agreement by the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." Except as specified in this Section 16, Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if any of the conditions specified in Section 15 of this Offer to Purchase shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase for certain conditions of the Offer.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware and operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company is subject to the provisions of Section 203 of the DGCL with respect to restrictions upon business combinations involving the Company. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Company Board has approved the Offer, the Merger, the Merger Agreement, the Company Option Agreement and the Stockholders Agreement for the purposes of Section 203 of the DGCL. Except as described above with respect to
Section 203 of the DGCL, Parent and Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believe none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, Parent and Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Parent and Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See
Section 15 of this Offer to Purchase.

    ANTITRUST. Under the provisions of the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by Parent, which Parent intends to submit on October 28, 1999. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on November 11, 1999 unless early termination of the waiting period is granted by the FTC and the Department of Justice, Antitrust Division (the "Antitrust Division") or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of Parent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company pursuant to the Offer. At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, Parent and Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Parent and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

    LEGAL PROCEEDINGS. Parent and Purchaser are not aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See Section 15 of this Offer to Purchase.

17. FEES AND EXPENSES

    CSFBC is acting as Dealer Manager in connection with the Offer and as financial advisor to Parent and Purchaser in connection with the Merger, for which services CSFBC will receive customary compensation. Parent has also agreed to reimburse CSFBC for all out-of-pocket expenses incurred in connection with its engagement, including the fees and expenses of its legal counsel and to indemnify CSFBC and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the past, CSFBC has provided investment banking services to Parent for which services CSFBC has received customary compensation. In the ordinary course of business, CSFBC and its affiliates may actively trade the equity securities of the Company for their own account and for the accounts of customers and, accordingly may at any time hold a long or short position in such securities.

    Parent and Purchaser have retained D.F. King & Co., Inc., as Information Agent, and ChaseMellon Shareholder Services, L.L.C., as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer.

    Neither Purchaser nor Parent, nor any officer, director, stockholder, agent or other representative of Purchaser or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

18. MISCELLANEOUS

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

    Purchaser and Parent have jointly filed a Tender Offer Statement on
Schedule 14D-1 with the Commission, pursuant to Rule 14d-1 of the Exchange Act, together with exhibits furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including all exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase (except that they may not be available at the regional offices of the Commission).

                                                                         ANNEX I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The names, present principal occupation or employment, and material occupations, positions, offices, or employments during the last five years of each director and executive officer of Parent are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with Parent for the last five years or have served Parent in various administrative or executive capacities for at least that long. All persons listed below are citizens of the United States.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                MATERIAL OCCUPATION, POSITIONS OR EMPLOYMENT
NAME AND ADDRESS                           TITLE                      HELD DURING THE LAST FIVE YEARS
----------------------------  -------------------------------  ----------------------------------------------
Mory Ejabat                   President, Chief Executive       Mr. Ejabat has served as President, Chief
  7677 Oakport St.              Officer and Director           Executive Officer and director of Parent since
  Suite 1040                                                   June 1999. Mr. Ejabat previously served as
  Oakland, CA 94621                                            President, Chief Executive Officer and
                                                               director of Ascend Communications, Inc.
                                                               ("Ascend") from June 1995 until June 1999.
                                                               Prior to that, Mr. Ejabat served as Ascend's
                                                               President, Chief Operating Officer and
                                                               director from March 1994 to June 1995, as
                                                               Executive Vice President from December 1992 to
                                                               March 1994 and as Vice President, Operations
                                                               from January 1990 to December 1992.

Robert K. Dahl                Vice President, Finance, Chief   Mr. Dahl has served as Vice President,
  7677 Oakport St.              Financial Officer, Secretary   Finance, Chief Financial Officer, Secretary
  Suite 1040                    and Director                   and as a director of Parent since June 1999.
  Oakland, CA 94621                                            Prior to that time, Mr. Dahl served as a
                                                               director of Ascend from July 1995 to June
                                                               1999. In addition, Mr. Dahl served as
                                                               Executive Vice President, Planning of Ascend
                                                               from October 1997 to January 1998 and as Vice
                                                               President of Finance and Chief Financial
                                                               Officer of Ascend from January 1994 to October
                                                               1997. Mr. Dahl also serves on the Board of
                                                               Directors of the Bank of Alameda, Timesink,
                                                               Inc., Spear Technologies, Inc. and Northpoint
                                                               Communications, Inc.

Jeanette A. Symons            Vice President, Research and     Ms. Symons has served as Vice President,
  7677 Oakport St.              Development, and Chief         Research and Development, Chief Technical
  Suite 1040                    Technical Officer              Officer and as a director of Parent since June
  Oakland, CA 94621                                            1999. Prior to that time, Ms. Symons served as
                                                               Executive Vice President of Advanced Products
                                                               and Chief Technical Officer of Ascend from
                                                               June 1995 to June 1999, as Vice President of
                                                               Engineering for Ascend from January 1994 to
                                                               June 1995 and in various other management
                                                               positions with Ascend from 1989 to 1993.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                MATERIAL OCCUPATION, POSITIONS OR EMPLOYMENT
NAME AND ADDRESS                           TITLE                      HELD DURING THE LAST FIVE YEARS
----------------------------  -------------------------------  ----------------------------------------------
James G. Coulter              Director                         Mr. Coulter has served as a director of Parent
  345 California St.                                           since October 1999. Mr. Coulter was a founding
  Suite 3300                                                   partner of Texas Pacific Group ("TPG") in 1992
  San Francisco, CA 94104                                      and continues to hold that position.
                                                               Mr. Coulter serves on the boards of directors
                                                               of Beringer Wine Estates Holdings, Inc.,
                                                               Genesis ElderCare Corporation, GlobeSpan,
                                                               Inc., Northwest Airlines, Inc., Oxford Health
                                                               Plans Inc. and Virgin Entertainment Group
                                                               Limited.

James H. Greene, Jr.          Director                         Mr. Greene has served as a director of Parent
  2800 Sand Hill Road                                          since October 1999. Mr. Greene is a member of
  Suite 200                                                    KKR & Co., LLC, the limited liability company
  Menlo Park, CA 94025                                         which serves as the General Partner of
                                                               Kohlberg Kravis Roberts & Co., L.P. ("KKR").
                                                               From January 1, 1993 until January 1, 1996, he
                                                               was a general partner of KKR. Mr. Greene also
                                                               is a director of Accuride Corporation, Birch
                                                               Telecom, Inc., Owens-Illinois, Inc. and
                                                               Safeway Inc.

Alexander Navab, Jr.          Director                         Mr. Navab has served as a director of Parent
  9 West 57th Street                                           since October 1999. Mr. Navab has been an
  Suite 4200                                                   Executive of KKR since 1993. Mr. Navab is a
  New York, NY 10019                                           director of Borden, Inc., Corning Consumer
                                                               Products, KSL Recreation Corporation, Birch
                                                               Telecom, Inc. and Regal Cinemas.

Robert K. Packard             Director                         Mr. Packard has served as a director of Parent
  345 California St.                                           since October 1999. Mr. Packard has served as
  Suite 3300                                                   a partner of TPG since June 1999. Prior to
  San Francisco, CA 94104                                      joining TPG, Mr. Packard was at BT Alex. Brown
                                                               Inc. from July 1989 to June 1999, most
                                                               recently as a managing director and co-head of
                                                               its global technology investment banking
                                                               group.

John W. Sidgemore             Director                         Mr. Sidgemore has served as a director of
  3060 Williams Dr.                                            Parent since October 1999. Since June 1994,
  6th Floor                                                    Mr. Sidgemore has served as President and
  Fairfax, VA 22301                                            Chief Executive Officer of UUNET Technologies,
                                                               Inc., which is now a subsidiary of MCI
                                                               WorldCom.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history and position with Purchaser of each director and executive officer of Purchaser.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                                MATERIAL OCCUPATION, POSITIONS OR EMPLOYMENT
NAME AND ADDRESS                           TITLE                      HELD DURING THE LAST FIVE YEARS
----------------------------  -------------------------------  ----------------------------------------------
Mory Ejabat                   President, Chief Executive       Mr. Ejabat has served as President, Chief
  7677 Oakport St.              Officer and Director           Executive Officer and director of Purchaser
  Suite 1040                                                   since October 1999 and has held the same
  Oakland, CA 94621                                            positions at Parent since June 1999.
                                                               Mr. Ejabat previously served as President,
                                                               Chief Executive Officer and director of Ascend
                                                               from June 1995 until June 1999. Prior to that,
                                                               Mr. Ejabat served as Ascend's President, Chief
                                                               Operating Officer and director from March 1994
                                                               to June 1995, as Executive Vice President from
                                                               December 1992 to March 1994 and as Vice
                                                               President, Operations from January 1990 to
                                                               December 1992.

Robert K. Dahl                Vice President, Finance, Chief   Mr. Dahl has served as Vice President,
  7677 Oakport St.              Financial Officer, Secretary   Finance, Chief Financial Officer, Secretary
  Suite 1040                    and Director                   and as a director of Purchaser since October
  Oakland, CA 94621                                            1999 and has held the same positions with
                                                               Parent since June 1999. Prior to that time,
                                                               Mr. Dahl served as a director of Ascend from
                                                               July 1995 to June 1999. Mr. Dahl served as
                                                               Executive Vice President, Planning of Ascend
                                                               from October 1997 to January 1998 and as Vice
                                                               President of Finance and Chief Financial
                                                               Officer of Ascend from January 1994 to October
                                                               1997. Mr. Dahl also serves on the Board of
                                                               Directors of the Bank of Alameda, Timesink,
                                                               Inc., Spear Technologies, Inc. and Northpoint
                                                               Communications, Inc.

Jeanette A. Symons            Vice President, Research and     Ms. Symons has served as Vice President,
  7677 Oakport St.              Development, Chief Technical   Research and Development, Chief Technical
  Suite 1040                    Officer and Director           Officer and as a director of Purchaser since
  Oakland, CA 94621                                            October 1999 and has held the same positions
                                                               with Parent since June 1999. Prior to that
                                                               time, Ms. Symons served as Executive Vice
                                                               President of Advanced Products and Chief
                                                               Technical Officer of Ascend from June 1995 to
                                                               June 1999, and as Vice President of
                                                               Engineering for Ascend from January 1994 to
                                                               June 1995 and served in various other
                                                               management positions with Ascend from 1989 to
                                                               1993.

                                                                        ANNEX II

    Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    Section 262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (OR DEPOSITORY RECEIPTS IN RESPECT THEREOF) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each holder of Shares or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.


                           BY FACSIMILE
      BY MAIL:           TRANSMISSION (FOR      BY OVERNIGHT COURIER:           BY HAND:
                       ELIGIBLE INSTITUTIONS
Reorganization Dept.          ONLY):            Reorganization Dept.
   P.O. Box 3301          (201) 296-4293         85 Challenger Road       Reorganization Dept.
 So. Hackensack, NJ     CONFIRM RECEIPT OF        Mail Stop--Reorg      120 Broadway, 13th Floor
       07606          FACSIMILE BY TELEPHONE     Ridgefield Park, NJ      New York, NY 10271
                               ONLY:                    07660
                          (201) 296-4860

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at Purchaser's expense. A holder of Shares may also contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                          77 Water Street, 20th Floor
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 487-4870

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 646-4543